TRANSACTION BONUS
Exhibit 10.40
March 3, 2023
Thomas A. Bradley
Dear Tom:
As you know, Argo Group International Holdings, Ltd. (together with its successors, the “Company”) has entered into an Agreement and Plan of Merger with Brookfield Reinsurance Ltd., and BNRE Bermuda Merger Sub Ltd. (“Merger Sub”), dated as of February 8, 2023, pursuant to which the Company will merge with Merger Sub and be the surviving entity (the “Merger”).
The Human Resources Committee of the Board of Directors of the Company has determined that it is in the best interest of the Company to grant you a cash bonus opportunity of $1,200,000 (the “Transaction Bonus”), subject to your continued services through the closing of the Merger (the “Closing”) and contingent upon the occurrence of the Closing. The Transaction Bonus opportunity is in lieu of any annual incentive opportunity for 2023, and if earned, will be paid to you no later than the second payroll date following the Closing, subject to any applicable taxes.
This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules.
Accordingly, the parties have executed this letter agreement as of the date first above written.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

    /s/ Susan Comparato
By: __________________________
Name: Susan Comparato
Title: Chief Administrative Officer

Agreed and Accepted:

/s/ Thomas A. Bradley
______________________________
Thomas A. Bradley